Exhibit 99.1

                         GEO SPECIALTY CHEMICALS, INC.
                               AND SUBSIDIARIES
                                Cleveland, Ohio

                       CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                                Cleveland, Ohio

                       CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999

                                                  CONTENTS

REPORT OF INDEPENDENT AUDITORS................................................................................    1


CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS..............................................................................    2

     CONSOLIDATED STATEMENTS OF INCOME........................................................................    3

     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY..........................................................    4

     CONSOLIDATED STATEMENTS OF CASH FLOWS....................................................................    5

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................................    7

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
GEO Specialty Chemicals, Inc. and Subsidiaries
Cleveland, Ohio


We have audited the accompanying consolidated balance sheets of GEO Specialty Chemicals, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of GEO Specialty Chemicals, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




                                                   Crowe, Chizek and Company LLP

Oak Brook, Illinois
March 1, 2002

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands except share data)

--------------------------------------------------------------------------------

                                                                                             December 31,
                                                                                             ------------
                                                                                           2001         2000
                                                                                        ----------   ----------
ASSETS
Current assets
   Cash and cash equivalents                                                            $   19,782   $    7,930
   Trade accounts receivable, net of allowance for doubtful accounts
     of $556 in 2001 and $425 in 2000                                                       24,292       26,957
   Other accounts receivables                                                                  788        1,427
   Inventory                                                                                28,921       18,213
   Prepaid expenses and other current assets                                                 1,601          975
   Deferred taxes                                                                            1,401        1,064
                                                                                        ----------   ----------
     Total current assets                                                                   76,785       56,566


Property, plant, and equipment, net                                                        108,522       94,337

Other assets
   Intangible assets, net of amortization of $3,614 in 2001 and $2,246 in 2000               8,671        5,329
   Goodwill, net of amortization of $11,607 in 2001 and $6,004 in 2000                      90,292       33,527
   Other accounts receivable                                                                    92          120
   Deferred taxes                                                                              449            -
   Other                                                                                     1,692          155
                                                                                        ----------   ----------
                                                                                           101,196       39,131
                                                                                        ----------   ----------

                                                                                        $  286,503   $  190,034
                                                                                        ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Current portion of long-term debt                                                    $    1,050   $        -
   Accounts payable                                                                         14,127       13,072
   Other accounts payable                                                                      112          272
   Income taxes payable                                                                      2,927        2,208
   Accrued expenses and other current liabilities                                           10,856        9,551
                                                                                        ----------   ----------
     Total current liabilities                                                              29,072       25,103

Revolving line-of-credit                                                                         -       10,000

Senior subordinated notes                                                                  120,000      120,000
Fair value adjustment                                                                       (4,611)           -
                                                                                        ----------   ----------
   Fair value of senior subordinated notes                                                 115,389      120,000

Term B notes                                                                               103,950            -
Other long-term liabilities                                                                  8,983        5,091
Other accounts payable                                                                         252          337
Deferred taxes                                                                                   -        3,317
                                                                                        ----------   ----------
     Total long-term liabilities                                                           228,574      138,745

Shareholders' equity
   Class A voting common stock, $1 par value, 1,035 shares authorized;
     136 shares issued and outstanding at  December 31, 2001 and 2000                            -            -
   Class B nonvoting common stock, $1 par value, 215 shares authorized;
     0 shares issued and outstanding at December 31, 2001 and 2000                               -            -
   Additional paid-in capital                                                               20,901       20,901
   Retained earnings                                                                         8,829        7,104
   Accumulated other comprehensive loss                                                       (873)      (1,819)
                                                                                        ----------   ----------
                                                                                            28,857       26,186
                                                                                        ----------   ----------

                                                                                        $  286,503   $  190,034
                                                                                        ==========   ==========

--------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                                                                              2.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                (In thousands)

--------------------------------------------------------------------------------

                                                     2001          2000         1999
                                                     ----          ----         ----
Net sales                                         $  185,152     $ 188,216    $ 147,080

Cost of sales                                        142,968       138,952      112,669
                                                  ----------     ---------    ---------

Gross profit                                          42,184        49,264       34,411

Selling, general, and administrative expenses         23,539        24,542       18,906
                                                  ----------     ---------    ---------

Income from operations                                18,645        24,722       15,505

Other income (expense)
     Net interest expense                            (17,501)      (14,806)     (13,376)
     Gain on sale of paper chemical business           2,200             -            -
     Other expense                                    (1,899)       (1,348)         (27)
                                                  ----------     ---------    ---------
                                                     (17,200)      (16,154)     (13,403)
                                                  ----------     ---------    ---------

Income before taxes                                    1,445         8,568        2,102

Provision (benefit) for income taxes                    (280)        3,484        1,023
                                                  ----------     ---------    ---------


Net income                                        $    1,725     $   5,084    $   1,079
                                                  ==========     =========    =========

--------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                                                                              3.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (In thousands except for share data information)

--------------------------------------------------------------------------------

                                       Number       Number                                Accumulated
                                         of           of                                 Other Compre-               Compre-
                                      Class A      Class B   Additional                     hensive                  hensive
                                       Common       Common     Paid-In       Retained       Income                   Income
                                       Shares       Shares     Capital       Earnings       (Loss)       Total       (Loss)
                                      -------      -------   ---------       --------       ------       -----       ------
Balance January 1,
  1999                                    136            -   $  20,901       $    941     $      -    $  21,842      $      -

Other comprehensive income
    Currency translation
      adjustment                            -            -           -              -         (616)        (616)         (616)

Net income                                  -            -           -          1,079            -        1,079         1,079
                                     --------     --------   ---------       --------     --------    ---------      --------

    Total compre-
     hensive income                                                                                                  $    463
                                                                                                                     ========

Balance December 31,
  1999                                    136            -      20,901          2,020         (616)      22,305

Other comprehensive income
    Currency translation
      adjustment                            -            -           -              -       (1,203)      (1,203)     $ (1,203)

    Net income                              -            -           -          5,084            -        5,084         5,084
                                     --------     --------   ---------       --------     --------    ---------      --------

       Total compre-
         hensive income                                                                                              $  3,881
                                                                                                                     ========

Balance December 31,
  2000                                    136            -      20,901          7,104       (1,819)      26,186

Other comprehensive income
    Currency translation
      adjustment                            -            -           -              -          572          572      $    572
    Unrealized gain on
      derivative instruments                -            -           -              -          374          374           374

    Net income                              -            -           -          1,725            -        1,725         1,725
                                     --------     --------   ---------       --------     --------    ---------      --------

       Total compre-
         hensive income                                                                                              $  2,671
                                                                                                                     ========

Balance December 31,
  2001                                    136            -   $  20,901       $  8,829     $   (873)   $  28,857
                                     ========     ========   =========       ========     ========    =========

--------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                                                                              4.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

--------------------------------------------------------------------------------

                                                                               2001         2000         1999
                                                                               ----         ----         ----
Cash flows from operating activities
  Net income                                                               $    1,725   $    5,084   $    1,079
  Adjustments to reconcile net income to net cash
    from operating activities
      Depreciation, depletion, and amortization                                19,859       14,781       11,315
      Gain on sale of paper chemical business                                  (2,200)           -            -
      Deferred taxes                                                           (4,933)       1,260          372
      Fair value adjustment for derivatives                                      (304)           -            -
      Change in assets and liabilities net of effects
        from acquisitions
          Accounts receivable - trade                                           3,791         (221)      (7,414)
          Other accounts receivable                                               646          400         (142)
          Inventories                                                          (5,612)       4,507       (4,205)
          Prepaid expenses and other assets                                       271         (263)         377
          Accounts payable and accrued expenses                                 2,204        1,442        9,003
          Other accounts payable and other liabilities                            322       (1,239)       1,223
                                                                           ----------   ----------   ----------
            Net cash from operating activities                                 15,769       25,751       11,608


Cash flows from investing activities
  Purchases of property, plant, and equipment                                  (7,708)      (9,443)      (6,223)
  Project expenditures related to Pinjarra, Australia
   capital project                                                             (1,583)           -            -
  Acquisition of  TRIMET  business from Mallinkrodt, Inc.,
   net of assumed liabilities                                                       -            -         (184)
  Acquisition of gallium business from Rhodia Chimie,
   S.A., net of assumed liabilities                                                 -            -      (23,041)
  Acquisition of peroxy chemicals business from Hercules,
   Inc., net of assumed liabilities                                           (93,495)           -            -
  Proceeds from sale of paper chemicals business                                8,500            -            -
                                                                           ----------   ----------   ----------
    Net cash from investing activities                                        (94,286)      (9,443)     (29,448)

Cash flows from financing activities
  Long-term debt proceeds                                                     105,000        7,500       25,500
  Payments made on long-term line of credit                                   (10,000)     (20,500)      (2,500)
  Long-term debt repayments                                                         -            -         (760)
  Payment of deferred financing costs                                          (4,631)           -         (557)
                                                                           ----------   ----------   ----------
    Net cash from financing activities                                         90,369      (13,000)      21,683
                                                                           ----------   ----------   ----------

Effect of exchange rates changes on cash and cash equivalents                       -          (74)        (792)
                                                                           ----------   ----------   ----------

Net change in cash and cash equivalents                                        11,852        3,234        3,051

Cash and cash equivalents at beginning of year                                  7,930        4,696        1,645
                                                                           ----------   ----------   ----------

Cash and cash equivalents at end of year                                   $   19,782   $    7,930   $    4,696
                                                                           ==========   ==========   ==========

--------------------------------------------------------------------------------

                                  (Continued)

                                                                              5.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

--------------------------------------------------------------------------------

                                                                               2001         2000         1999
                                                                               ----         ----         ----
Supplemental disclosures of cash flow information
  Cash paid (refunded) for
    Interest                                                               $   16,765   $   14,266   $   12,778
    Taxes                                                                       3,831          600         (298)

  In conjunction with the acquisition of the gallium business from Rhodia
   Chimie, S.A., liabilities were assumed as follows:
    Fair value of assets acquired                                                   -            -       24,370
    Cash paid                                                                                           (23,041)
    Due to Rhodia Chimie, S.A.                                                      -            -         (304)
                                                                           ----------   ----------   ----------
      Liabilities assumed                                                           -            -        1,025

  In conjunction with the acquisition of the peroxy chemicals business from
   Hercules, Inc., liabilities were assumed as follows:
    Fair value of assets acquired                                              93,663            -            -
    Cash paid                                                                 (93,495)           -            -
                                                                           ----------   ----------   ----------
      Liabilities assumed                                                         168            -            -

--------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                                                                              6.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: GEO Specialty Chemicals, Inc. (the Company or GEO) was
------------------
incorporated in the state of Ohio for the purpose of owning and operating specialty chemical businesses. The Company's manufacturing process produces a variety of specialty chemical products for use in various major chemical markets. The Company produces more than 300 products. These products are used primarily in the construction, paper, water treating, electronic, automotive and oil field industries. The Company sells these products to customers located worldwide.

The Company operates in an environment with many financial and operating risks, including, but not limited to, intense competition, fluctuations in cost and supply of raw materials, technological changes, and environmental matters. As discussed in Notes 7 and 8, the Company has a high level of indebtedness, which creates liquidity and debt service risks.

Principles of Consolidation: The accompanying consolidated financial statements
---------------------------
include the accounts of GEO and its wholly owned subsidiaries, GEO Specialty Chemicals Ltd., GEO Holdings (Europe) SARL, GEO Gallium S.A., and Ingal Stade GmbH. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition: Revenues are recognized upon transfer of the goods to the
-------------------
customer.

Use of Estimates in the Preparation of Financial Statements: The preparation of
-----------------------------------------------------------
financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reclamation reserves and mineral reserves are particularly subject to change.

Cash and Cash Equivalents: Cash and cash equivalents include cash, time
-------------------------
deposits, and highly liquid investments with original maturities of three months or less.

Property and Equipment: Property and equipment are depreciated on a straight-
----------------------
line method. Mineral reserves are depleted on a units-of-production basis. Property and equipment are being depreciated using the following estimated lives:

--------------------------------------------------------------------------------

                                  (Continued)

                                                                              7.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
(Continued)

                                                          Asset Lives in Years
                                                          --------------------

                  Land improvements                                 20
                  Buildings                                         40
                  Machinery and equipment                           12
                  Office furniture and fixtures                     10
                  Computer equipment                                 6
                  Vehicles                                           6

Inventory:  Inventories are stated at the lower of cost or market, with cost
---------
being determined on a first-in, first-out (FIFO) basis.

Income Taxes: The provision for income taxes is based on income recognized for
------------
financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. The Company files a United States federal income tax return. Certain subsidiaries that are consolidated for financial reporting-purposes are not eligible to be included in the United States federal income tax return, and separate provisions for income taxes have been determined for these entities. The Company accounts for its income taxes based on the amount of taxes due on its tax returns plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

Intangible Assets: Intangible assets, which consist principally of deferred
-----------------
financing costs, are amortized on a straight-line basis over the term of the respective financing agreements. Amortization expense related to financing costs are included in interest expense in the accompanying statement of income.

Goodwill: Goodwill has been amortized on a straight-line basis over 15 years
--------
through December 31, 2001. The Company has adopted two new accounting standards that relate to goodwill. The Financial Accounting Standards Board issued FAS 141, Business Combinations, which provides that the pooling method may no longer be used for business combinations after June 30, 2001. The statement also requires that in any prior business combination, if an intangible asset was recorded but was reported as goodwill, the carrying amount of the intangible asset should now be separately reported. If an intangible was recorded that does not now meet the requirement to be an identified intangible this amount should be included in goodwill. The Financial Accounting Standards Board also issued FAS 142, Goodwill and Other Intangible Assets, which eliminates the periodic amortization of goodwill from all future and prior business combinations beginning January 1, 2002. Upon adoption, goodwill is to be evaluated for impairment. The impairment test includes valuing the fair value of the reporting

--------------------------------------------------------------------------------
                                  (Continued)

                                                                              8.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
(Continued)

entity and comparing its carrying amount, including allocated goodwill, with any excess of purchase price over new fair value estimate. The useful life of intangible acquired assets acquired before July 1, 2001 are to be reassessed upon adoption of this statement. Intangibles with an indefinite useful life must be tested for impairment upon adoption and annually thereafter. As of December 31, 2001, the Company has goodwill (net of amortization) of $90,292. Adoption of FAS 142 will result in the cessation of goodwill amortization in 2002. The Company's goodwill amortization expense for the year ended December 31, 2001 was approximately $5,450. The Company is still evaluating the effects of implementing this standard.

Foreign Currency Translation: The Company's foreign subsidiaries have adopted
----------------------------
the US dollar as their functional currency, effective in 2001. In 1999 and 2000, their functional currency was the French franc. During 1999 and 2000, the assets and liabilities of the foreign subsidiaries were converted at exchange rates in effect at the balance sheet date and revenues and expenses were converted at average rates prevailing during the period. Translation adjustments from years 1999 and 2000 have been included in accumulated other comprehensive income, a separate component of shareholders' equity.

Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the consolidated statement of income. Transaction gains and losses were immaterial for the year ended December 31, 1999. Transaction losses for the year ended December 31, 2001 and 2000 were $1,551 and $1,173, respectively, and are included in other expense on the consolidated statement of income.

Environmental Expenditures: The Company accrues for environmental expenses
--------------------------
resulting from existing conditions that relate to past operations when costs are probable and reasonably estimable.

Financial Instruments: The Company's financial statements are comprised of cash,
---------------------
trade accounts receivable, other accounts receivable, accounts payable, other accounts payable, other current liabilities, short-term debt, long-term debt, revolving line of credit and other long-term liabilities. The carrying value of all instruments except long-term debt approximates fair value. The fair value of the Company's senior subordinated notes, as of December 31, 2001 and 2000, was $115,389 and $102,000, respectively. The remaining portion of long-term debt outstanding is floating rate debt, the carrying value of which approximates fair value.

The Company adopted the Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivatives Instruments and Hedging Activities on January 1, 2001. Accordingly all interest rate swaps and foreign currency option agreements are accounted for as hedges of the

--------------------------------------------------------------------------------

                                  (Continued)

                                                                              9.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
(Continued)

related liability, firm commitment or anticipated transaction when designated and effective of such items. The effective portion of the gain or loss on the financial instrument is reported in other comprehensive income (loss) and the ineffective portion is reported in current earnings. The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives used are highly effective in offsetting changes in the cash flows or fair value of the hedged item. If it becomes probable that the original hedged forecasted transaction will not occur, the net gain or loss recorded in comprehensive income (loss) shall be immediately reclassified into current earnings. The Company does not use derivative financial instruments for trading or other speculative purposes and does not use leveraged derivative instruments.

New Accounting Pronouncements: In June, 2001, The Financial Accounting Standards
-----------------------------
Board issued FAS 143, Accounting for Asset Retirement Obligations. The Company is required to adopt FAS 143 for fiscal years beginning after June 15, 2002. Thus, the Company will need to adopt FAS 143 as of January 1, 2003. FAS 143 requires businesses to recognize a liability for an asset retirement obligation when it is incurred. This liability should be recorded at its fair value, and a corresponding increase in the carrying amount of the related long-term asset should be recorded as well. The Company believes the adoption of FAS 143 on January 1, 2003 will not have a material impact on the Company's financial position or results of operations.

During 2001, the Financial Accounting Standards Board issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The standard establishes a single accounting model, based on the framework established in FAS No. 121 and APB Opinion No. 30, for long-lived assets to be disposed of by sale. It eliminates the practice of valuing discontinued operations at net realizable value, and does not allow recognition of future operating losses before they occur. The basic presentation of discontinued operations in the income statement under APB 30 is retained, but expanded to include presentation of a component of an entity (which describes operations and cash flows that can clearly be distinguished, both operationally and for financial reporting purposes, from the rest of the entity) rather than a segment of a business. Under this pronouncement, long-lived assets that are to be disposed of other than by sale (abandonment, exchange, distribution in spin-off, etc.) should have their depreciable lives revised in accordance with APB Opinion No. 20, Accounting Changes. An impairment loss should be recognized at the date a long-lived asset is exchanged for a similar productive asset or if the carrying amount of the asset exceeds its fair value. The provision for this statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. Management does not believe the adoption of this pronouncement will have a material effect on the Company's financial statements.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             10.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 2 - DISPOSITION OF ASSETS

On April 19, 2001, the Company sold to ONDEO Nalco Company (Nalco) certain assets of its paper chemicals business for $8,500 in cash plus the assumption by Nalco of certain liabilities associated with the Paper Chemicals business. The Company recognized a pre-tax gain of approximately $2,200 on the sale. Annual revenues for the paper chemicals business for the year ended December 31, 2000 were $26,315.

The Asset Purchase Agreement with Nalco provides for the Company to receive additional consideration from Nalco if certain sales volumes are achieved by Nalco on specific products sold during the first two years following the closing. The maximum additional consideration that can be received by the Company over the two-year period is $2,000.

In connection with the sale, the Company entered into various supply agreements with Nalco, pursuant to which the Company will produce specific coating products at a cost plus arrangement over a period of the next five years.

NOTE 3 - ACQUISITIONS

On May 31, 2001, the Company purchased from Hercules Incorporated (Hercules) substantially all of the assets, net of certain assumed liabilities, of Hercules' Peroxy Chemicals business. The assets acquired include accounts receivable, inventory, buildings and machinery and equipment. The Peroxide business produces various organic peroxide products used in the vulcanization, catalysis and processing of polymers and elastrometric compounds. The purchase price was $93,495, which includes approximately $1.3 million of costs incurred directly related to the acquisition, allocated as follows:

         Current assets                                            $  10,258
         Property, plant, and equipment                               21,323
         Liabilities assumed                                            (168)
                                                                   ---------
              Net assets acquired                                     31,413
         Excess of cost over fair value                               62,082
                                                                   ---------

         Purchase price                                            $  93,495
                                                                   =========

The $62,082 intangible asset has been amortized over 15 years through December 31, 2001, at which time amortization ceased upon implementation of Financial Accounting Standard No. 142. The goodwill will then be evaluated for impairment.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             11.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 3 - ACQUISITIONS (Continued)

On September 8, 1999, the Company purchased from Rhodia Chimie, S.A., the former chemical unit of the French multinational corporation Rhone-Poulenc, all the outstanding shares of its wholly owned French subsidiary. This subsidiary owns both the French operating assets of the gallium purification business and the outstanding stock of a German corporation that carries on a gallium extraction operation in Stade, Germany. These products are sold to customers worldwide. The purchase price of $23,345 was allocated as follows:

         Current asset                                          $  10,868
         Property and equipment                                     6,270
         Other assets                                                 936
         Liabilities                                               (1,025)
                                                                ---------
              Net assets acquired                                  17,049
         Excess of cost over fair value                             6,296
                                                                ---------

              Purchase price                                    $  23,345
                                                                =========

In connection with this acquisition, the Company was also granted a three-year option to acquire a currently dormant gallium extraction facility near Pinjarra, Australia for approximately $1,600.

Although the Company has not yet exercised this option as of December 31, 2001, they have begun the process to do so. As of December 31, 2001, the Company has incurred approximately $1,583 in preliminary engineering costs to prepare the Pinjarra, Australia facility for production. These costs are included as other assets on the consolidating balance sheet.

NOTE 4 - INVENTORY

Inventory consists of the following components:
                                                           December 31,
                                                           -----------
                                                      2001            2000
                                                      ----            ----

     Raw materials                                    $  8,753       $  6,223
     Work in progress                                       59          3,696
     Finished goods                                     20,109          8,294
                                                      --------       --------

                                                      $ 28,921       $ 18,213
                                                      ========       ========


--------------------------------------------------------------------------------

                                  (Continued)

                                                                             12.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 5 - PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following major classifications:

                                                        December 31,
                                                        -----------
                                                   2001             2000
                                                   ----             ----

     Land                                       $      5,192    $      4,892
     Mineral reserves                                  2,136           2,136
     Building and improvements                        19,433          18,494
     Equipment                                       116,379          91,948
     Construction in progress                          6,686           6,041
                                                ------------    ------------
                                                     149,826         123,511
     Accumulated depreciation and depletion          (41,304)        (29,174)
                                                ------------    ------------

                                                $    108,522    $     94,337
                                                ============    ============

NOTE 6 - OTHER ACCOUNTS RECEIVABLE AND OTHER ACCOUNTS PAYABLE

At December 31, 2001 and 2000, the Company held options to purchase, at a fixed price, a certain raw material from a vendor. Total payments made to the vendor for the purchase of options that were unexercised at December 31, 2001 and 2000 were $35 and $411, respectively, and are included in other accounts receivable in the accompanying balance sheets. When exercised, the option payments will be applied as a reduction of the fixed purchase price of the raw material.

In connection with the above, at December 31, 2001 and 2000, the Company had sold to a customer options of equal quantities and prices for the sale, at a fixed price, of a certain product. The product to be sold is made from the raw material that the Company purchases pursuant to the options discussed in the previous paragraph. Total payments received by the Company from the customer for options that were unexercised at December 31, 2001 and 2000, were $38 and $434, respectively, and are included in other accounts payable in the accompanying balance sheets. When the options are exercised by the customer, the purchase price of the options will be applied as a reduction of the sales price of the related product.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             13.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 7 - REVOLVING LINE OF CREDIT

At December 31, 2001, the Company has a revolving credit facility that permits borrowings up to $40,000, maturing on June 30, 2005 and bearing interest, at the Company's option, at a Reserved Adjusted Eurocurrency Rate plus 2.25% to 3.50%, or a Base Rate plus 1.25% to 2.50%. Both ranges are dependent on the Company's leverage ratio. All tangible and intangible assets of the Company secure the Company's obligations, and the Company must meet certain affirmative and negative covenants, as described more fully in Note 8. At December 31, 2000, the Company had outstanding borrowings of $10,000. At December 31, 2001, the Company had no borrowings outstanding under the revolving line of credit.

NOTE 8 - LONG-TERM DEBT

The Company's long-term debt obligations consist in part of $120,000 Senior Subordinated Notes with a fixed interest rate of 10.125%. The notes are unsecured and subordinated to all existing and future senior debt. The principal balance is due August 1, 2008 with semi-annual interest payments beginning February 1, 1999. The Company may redeem the notes after August 1, 2003 at redemption prices set forth in the agreement.

The credit agreement requires the Company to meet certain affirmative and negative covenants, which include certain restrictions on future indebtedness, capital expenditures, and dividend payments, as well as meeting certain interest-coverage and leverage ratios. At December 31, 2001, the Company was in compliance with these financial covenants.

In conjunction with the acquisition of the Peroxy Chemicals business from Hercules, as discussed in Note 3, the Company entered into a Credit Agreement with Bankers Trust Company, Salomon Smith Barney Inc. and various other financial institutions (the Lenders), pursuant to which the Lenders have extended credit facilities (the Credit Facility) to the Company, which includes a Term Loan B Facility in the amount of $105,000, maturing on December 31, 2007 and bearing interest, at the Company's option, at a Reserved Adjusted Eurocurrency Rate plus 3.25% to 4.00%, or a Base Rate plus 2.25% to 3.00% depending on the Company's leverage ratio.

The Term B Loan Facility requires annual principal payments of $1,050 as of June 30, 2002 and June 30, 2003. Thereafter, semiannual payments of $5,000 are required through December 31, 2007, at which time a balloon payment of the remaining principal balance will be due.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             14.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 8 - LONG-TERM DEBT (Continued)

Maturities of long-term debt over the next five years are:

                2002                  $     1,050
                2003                        1,050
                2004                       10,000
                2005                       10,000
                2006                       10,000

All tangible and intangible assets of the Company, including the Company's ownership interest in its subsidiaries, secure the Company's obligations under the Credit Facility. The Credit Facility is senior in right of payment to the Company's outstanding Senior Subordinated Notes. The Credit Facility requires the Company to meet certain affirmative and negative covenants, which include certain restrictions on future indebtedness, capital expenditures and dividend payments and to meet certain interest-coverage and leverage ratios. At December 31, 2001, the Company was in compliance with these financial covenants.

NOTE 9 - INTEREST RATE SWAP

On November 15, 2001, the Company entered into two interest rate derivative contracts with Citibank N.A. The purpose of the contracts was to hedge the Company's interest expense by availing itself of the prevailing interest rate conditions reflected by a steep yield curve and the Company's tax situation. Both derivative contracts were for a notional amount of $90,000.

Under one contract, the "floating to fixed" contract, the Company agreed to pay Citibank the equivalent of 3.67% annually through August 1, 2004 with payments being made on each February 1 and August 1 during the contract period. Citibank agreed to pay the Company the six-month LIBOR rate, reset on the first day of each semi-annual payment date during the contract period. This contract corresponds to the Company's Term B floating rate debt.

Under the other contract, the "fixed to floating" contract, the Company agreed to pay Citibank the equivalent of the six-month LIBOR rate as of the last business day prior to the payment date plus 5.05%. Citibank agreed to pay the Company during the same period 10.125%. The payment dates are February 1 and August 1 of each year until August, 2008. As part of this transaction, the Company sold to Citibank the right to cancel the contract on any payment date commencing with August 1, 2004. This contract corresponds to the Senior Subordinated Notes which have a fixed interest rate of 10.125%. Due to the timing of the cancellation provision of the swap contract, the contract is not considered to be 100% effective.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             15.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 9 - INTEREST RATE SWAP (Continued)

The Company has accounted for these interest rate derivative contracts pursuant to FAS 133. The "floating to fixed" contract has been treated as a cash flow hedge with 100% effectiveness. As of December 31, 2001, the fair value of the hedge was $0.6 million. This amount was recorded in other comprehensive income, net of tax, and was offset by a reduction in the other long-term liabilities in the accompanying consolidated balance sheet.

The "fixed to floating" contract has been treated as a fair value hedge. As of December 31, 2001 the fair market value of the hedge was $4.3 million at which time, based on the change in the fair value of the risk being hedged, a portion of this hedge was deemed to be ineffective. Thus in accordance with FAS 133 the fair market value of the hedge was recorded and was reflected in the other long-term liabilities on the accompanying balance sheet. The change in the fair value of the risk being hedged was recorded and as reflected as a $4.6 million reduction in the senior subordinated notes. The remaining ineffective portion of $0.3 million is reflected in current earnings.

NOTE 10 -  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Components of other comprehensive income (loss) consist of the following:

                                                                  Accumulated
                                                 Unrealized          Other
                                  Foreign          Gain on          Compre-
                                 Currency        Derivative         hensive
                                Translation      Instruments        (Loss)
                                -----------      -----------        ------

     January 1, 1999          $         -       $         -      $         -
     1999 change                     (616)                -             (616)
                              -----------       -----------      -----------
     December 31, 1999               (616)                -             (616)
     2000 change                   (1,203)                -           (1,203)
                              -----------       -----------      -----------
     December 31, 2000             (1,819)                -           (1,819)
     2001 change                      572               374              946
                              -----------       -----------      -----------
     December 31, 2001        $    (1,247)      $       374      $      (873)
                              ===========       ===========      ===========


Total other comprehensive income (loss) for 2001 includes reclassification adjustment gains of $572 from the repayment of foreign debt. There were no reclassification adjustments for the years ended December 31, 2000 and 1999. The unrealized gain on derivative instruments of $374 is net of tax of $244.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             16.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 11 - SUPPLY AND PURCHASE CONTRACTS

The Company has entered into two supply contract agreements with Henkel (now known as Cognis) effective March 25, 1997. One agreement calls for the Company to supply products to Cognis on a cost basis at prices as indicated in the supply agreement. The Company has no obligation to sell or manufacture more than one hundred ten percent (110%) of the annual sales volume to Cognis in the previous year. The cost basis of the products may be adjusted on the first day of each calendar quarter based on changes in the purchase price of raw materials used to produce the products. In addition, the overhead component may be increased annually to reflect an increase in energy costs and labor costs, as measured by a percentage of the increase in the energy component of the Producer Price Index for Finished Goods and the Employment Cost Index, respectively. In general, the price to be paid by Cognis will, at a minimum, be equal to the raw material and overhead costs associated with the production. The Company sold $11.0 million, $9.2 million, and $8.8 million to Cognis during 2001, 2000 and 1999, respectively.

The second agreement calls for the Company to purchase raw materials from Cognis at market prices, and finished products that are manufactured by Cognis will be sold to the Company on a cost basis at prices as indicated in the supply agreement. Cognis has no obligation to sell or manufacture more than one hundred ten percent (110%) of the previous year's purchases by the Company. The cost basis of the finished products may be adjusted on the first day of each calendar quarter based on changes in the purchase price of raw materials used to produce the products. In addition, the overhead component may be increased annually to reflect an increase in energy costs and labor costs, as measured by a percentage of the increase in the energy component of the Producer Price Index for Finished Goods and the Employment Cost Index, respectively. The Company purchased approximately $8.9 million, $7.4 million, and $9.6 million from Cognis during 2001, 2000, and 1999, respectively.

The agreements will remain in effect for a term of three to five years depending on the product. Upon termination of the initial contracts, both are renewable annually thereafter until written termination is provided one year in advance of either party's intent to terminate the agreement. The Company believes that the above transaction will not result in any losses.

The Company also has a supplier purchase agreement that requires the Company to purchase a minimum amount of raw material through December 2002. Prices are based on amounts agreed upon in the contract with adjustments for inflationary measures. The Company is required to purchase a minimum of approximately $2,700 in 2002. The Company believes that the above transaction will not result in any losses.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             17.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 12 - 401(k) PLAN AND DEFINED CONTRIBUTION PLAN

The Company sponsors a qualified 401(k) plan which covers all eligible employees except those who are members of the Cedartown, Georgia and Allentown, Pennsylvania plant unions (see Note 13) and employees of the Company's foreign subsidiaries. The Company also sponsors a qualified savings plan for the Allentown, Pennsylvania plant union employees. During 1999, the Company sponsored a qualified 401(k) plan and a defined contribution money purchase plan. On January 1, 2000, the defined contribution money purchase plan was terminated and the funds in the plan were rolled over into the 401(k) plan.

At December 31, 1999, under the terms of the 401(k) plan, all eligible employees can elect to defer up to 12% of their annual salary. In 1999, the Company elected to match 50% of the employee's deferred contribution up to 6% of the employee's contribution. In 1999, the Company could elect, on a discretionary basis, to contribute an additional amount to be distributed to plan participants as outlined in the plan document. The Company made no discretionary contributions in 1999.

The 401(k) plan was amended, effective January 1, 2000, to include profit sharing features for the Company to make annual profit sharing contributions. The amendment also increased the Company's match contribution from 50% up to the first 6% of employee contributions to 100% up to the first 4% of employee contributions.

Under the terms of the savings plan for the Allentown, Pennsylvania plant union employees, eligible employees can elect to defer up to 10% of their annual after-tax salary. The Company's percentage match ranges from 50% of the first 4% of optional contributions to 50% of the first 6% of optional contributions based upon years of service. Total 401(k) and savings plan expense for the years ended December 31, 2001, 2000, and 1999 approximated $612, $501, and $357, respectively.

Under the terms of the money purchase plan, the Company contributed to the plan on behalf of each eligible participant an amount equal to 5% of the participant's qualifying compensation. The plan was terminated on January 1, 2000 at which time all participants became 100% vested regardless of the period of employment with the Company. All funds in the plan were rolled over into the Company's existing 401(k) plan. The Company's contribution requirement for the years ended December 31, 2001, 2000, and 1999 was $0, $0, and $590,
respectively.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             18.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 13 - UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN

The Company has a defined benefit pension plan covering substantially all of its Cedartown, Georgia and Allentown, Pennsylvania union employees. The benefits are based on years of service through the date of retirement, multiplied by a predetermined amount payable in a monthly annuity for life, vested over a five-year period with reductions for early retirement. The Cedartown benefits are also reduced by the accrued benefit as of March 25, 1997 under the Henkel Corporation Consolidated Union Retirement Plan. The Company's funding policy is to contribute amounts sufficient to satisfy regulatory funding standards.

Information about the pension plans was as follows:

                                                               2001            2000
                                                               ----            ----
     Change in benefit obligation
         Benefit obligation at beginning of period          $       744    $       440
         Service cost                                               146            139
         Interest cost                                               50             28
         Actuarial (gain)                                           (71)            (4)
         Benefits paid                                              (15)            (5)
         Other                                                        -            146
                                                            -----------    -----------
              Benefit obligation at end of period                   854            744

     Change in plan assets
         Fair value of plan assets at beginning of period           383            278
         Actual return on plan asset                                (10)            23
         Employer contribution                                      226             87
         Benefits paid                                              (15)            (5)
                                                            -----------    -----------
         Fair value of plan assets at end of period                 584            383
                                                            -----------    -----------

     Funded status                                                 (270)          (361)
     Unrecognized net actuarial gain                                (99)           (75)
     Unrecognized prior service cost                                232            262
                                                            -----------    -----------

         Accrued benefit cost                               $      (137)   $      (174)
                                                            ===========    ===========

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             19.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 13 - UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN (Continued)

The components of pension expense and related actuarial assumptions and methods were as follows:

                                                                 2001            2000              1999
                                                                 ----            ----              ----
     Service cost                                             $       146     $       139      $       166
     Interest cost                                                     50              28               18
     Expected return on plan asset                                    (35)            (29)             (12)
     Amortization of prior service cost                                29              15               15
                                                              -----------     -----------      -----------

         Net periodic benefit cost                            $       190     $       153      $       187
                                                              ===========     ===========      ===========

     Discount rate on benefit obligation                             6.75%           6.75%            6.50%
     Long-term expected rate of return on plan assets                8.00            8.00             8.00

     Rate of compensation increase                                    N/A             N/A              N/A
     Amortization method                                    Straight-line   Straight-line    Straight-line

The provisions of Statement of Financial Accounting Standards (SFAS) No. 87, Employers' Accounting for Pensions, require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At December 31, 2001 and 2000, an additional liability of $369 and $436, respectively, which is included in accrued expenses and other current liabilities and an intangible asset of $232 and $262, respectively, are reflected in the accompanying consolidated balance sheets.


NOTE 14 - POSTRETIREMENT BENEFIT PLANS

The Company sponsors two postretirement benefit plans that cover substantially all union employees of the Cedartown, Georgia plant who have attained age 55 and have five years of service and their spouses. One plan provides medical benefits and the other provides life insurance benefits. The postretirement health care plan is contributory. The life insurance plan is noncontributory.

The Company also maintains two postretirement benefit plans that cover substantially all union employees of the Allentown, Pennsylvania plant who have attained age 55 and have five years of service and their spouses. One plan provides medical benefits and the other provides life insurance benefits. The postretirement health care plan is contributory. The life insurance plan is noncontributory.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             20.

               GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 14 - POSTRETIREMENT BENEFIT PLANS (Continued)

Information about the Company's postretirement benefit plans is as follows:

                                                               2001        2000
                                                               ----        ----
     Change in benefit obligation
         Benefit obligation at beginning of period          $  2,916    $   2,195
         Service cost                                            134          158
         Interest cost                                           214          216
         Actuarial loss                                          145          260
         Benefits paid                                          (132)         (54)
         Other                                                     -          141
                                                            --------    ---------
              Benefit obligation at end of period              3,277        2,916
     Change in plan assets
         Employer contribution                                   132           54
         Participant benefits paid                              (132)         (54)
                                                            --------    ---------
              Fair value of plan assets at end of period           -            -
     Funded status                                            (3,277)      (2,916)
     Unrecognized net actuarial loss                             516          393
                                                            --------    ---------

         Accrued benefit cost                               $ (2,761)   $  (2,523)
                                                            ========    =========

The components of postretirement health costs and related actuarial assumptions were as follows:

                                             2001          2000       1999
                                             ----          ----       ----

     Service cost                        $       134    $    158    $    140
     Interest cost                               214         216         156
     Recognized net actuarial loss                21         260          22
                                         -----------    --------    --------

         Net periodic benefit cost       $       369    $    634    $    318
                                         ===========    ========    ========

For measurement purposes, a 7.5% and 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for the periods ended December 31, 2001 and 2000, respectively; the rate was assumed to decrease gradually to 5.00% in 2006 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2001 and 2000 by $391 and $342, respectively, and the aggregate of the service and interest cost components of postretirement expense for the years then ended by $52 and $47, respectively. Decreasing the assumed health care cost trend rates by one percentage point in 2001 and 2000 would decrease the accumulated postretirement benefit by $330 and $288, respectively, and service and interest cost components on postretirement expense for the years then ended by $43 and $40, respectively.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             21.

               GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 14 - POSTRETIREMENT BENEFIT PLANS (Continued)

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 2001 and 2000.

NOTE 15 - LEASE COMMITMENTS


The Company has entered into numerous noncancelable operating lease agreements for various autos, trucks, railroad cars, land, and office facilities with lease terms expiring at various dates through the year 2006. Rent expense under these leases for the years ended December 31, 2001, 2000, and 1999 approximated $1,100, $1,420, and $1,034, respectively. Total minimum rentals under noncancelable operating leases as of December 31, 2001 over future years are:

                           2002                      $       857
                           2003                              273
                           2004                              192
                           2005                               46
                           2006                               18
                                                     -----------

                                                     $     1,386
                                                     ===========

NOTE 16 - INCOME TAXES

The income tax provision is comprised of the following:

                                                             2001           2000           1999
                                                             ----           ----           ----
     Current payable
         United States                                   $         -    $         -    $         -
         Foreign                                               4,653          2,224            585
                                                         -----------    -----------    -----------
                                                               4,653          2,224            585
     Benefit of net operating loss carryforward
         United States                                        (5,687)        (1,380)        (2,237)
         Foreign                                                   -              -              -
                                                         -----------    -----------    -----------
                                                              (5,687)        (1,380)        (2,237)
     Deferred income taxes
         United States                                         1,004          2,142          2,603
         Foreign                                                (250)           498             72
                                                         -----------    -----------    -----------
                                                                 754          2,640          2,675
                                                         -----------    -----------    -----------

              Total                                      $      (280)   $     3,484    $     1,023
                                                         ===========    ===========    ===========

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             22.

               GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 16 - INCOME TAXES (Continued)

The difference between the effective tax rate and the statutory rate is reconciled below:

                                                          2001        2000         1999
                                                          ----        ----         ----
     Tax provision at United States statutory rate
       of 34%                                           $    491    $   2,913          715
     Increase resulting from
         Permanent items                                     114           87           75
         State income taxes, net of federal effect        (1,119)         366           61
         Effect of foreign operations                        234          118          172
                                                        --------    ---------    ---------

              Total                                     $   (280)   $   3,484    $   1,023
                                                        ========    =========    =========

Significant components of the deferred tax assets and liabilities are as follows:

                                                          December 31,
                                                          ------------
                                                      2001           2000
                                                      ----           ----
     Deferred tax liabilities
         Property, plant, and equipment           $    19,782    $    18,664
         Other liabilities                                706          1,247
                                                  -----------    -----------
                                                       20,488         19,911

     Deferred tax assets
         Net operating loss carryforwards              19,024         13,326
         Postretirement benefit                         1,190          1,087
         Pond closure reserve                             803            824
         Other assets                                   1,322          2,421
                                                  -----------    -----------
                                                       22,339         17,658
                                                  -----------    -----------

              Net deferred tax asset (liability)  $     1,851    $    (2,253)
                                                  ===========    ===========

Income tax carryforwards approximated and consisted of the following:

                                                        December 31,
                                                        ------------
                                                    2001           2000
                                                    ----           ----


     Net operating loss carryforward            $    44,056    $    30,936
                                                ===========    ===========

     AMT credit carryforwards                   $       251    $       251
                                                ===========    ===========

--------------------------------------------------------------------------------
                                  (Continued)

                                                                             23.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 16 - INCOME TAXES (Continued)

As of December 31, 2001, net operating loss carryforwards listed above expire as indicated below:

                           Year                        Amount
                           ----                        ------

                           2008                       $     211
                           2009                             974
                           2010                             534
                           2011                             954
                           2012                           3,604
                           2018                          13,710
                           2019                           7,691
                           2020                           3,137
                           2021                          13,241
                                                      ---------

                                                      $  44,056
                                                      =========

NOTE 17 - GEOGRAPHIC INFORMATION

The Company sells its products throughout the United States and in other foreign markets.

Following is financial information relating to geographic areas:

                                                     Year Ended       Year Ended       Year Ended
                                                    December 31,     December 31,     December 31,
                                                        2001             2000             1999
                                                        ----             ----             ----
     Revenues
         United States                              $    148,652     $    149,921    $    126,361
         Other geographic areas                           36,500           38,295          20,719
                                                    ------------     ------------    ------------

              Total revenues                        $    185,152     $    188,216    $    147,080
                                                    ============     ============    ============

                                                     December 31,    December 31,
                                                         2001            2000
                                                         ----            ----
     Long-lived assets
         United States                              $    189,386     $    117,378
         Other geographic areas                           11,714           11,428
                                                    ------------     ------------

              Total long-lived assets               $    201,100     $    128,806
                                                    ------------     ------------

              Net assets of European operations     $     31,985     $     29,336
                                                    ============     ============

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 17 - GEOGRAPHIC INFORMATION  (Continued)

Long-lived assets are comprised of property, plant, and equipment; goodwill; intangible assets; and certain other long-term assets. No customers exceeded 10% of total Company sales in 2001, 2000, and 1999.

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                         First         Second          Third            Fourth
                                                        Quarter        Quarter        Quarter           Quarter
                                                        -------        -------        -------          --------
Quarter Ended 2001
------------------
     Net sales                                       $    50,534     $    50,777    $    45,981    $      37,860
     Gross profit                                         14,320          13,727          9,481            4,656
     Operating income                                      8,476           7,961          3,434           (1,226)
     Income (loss) before income taxes                     4,967           6,740         (1,826)          (8,436)
     Net income (loss)                                     2,797           3,970           (290)          (4,752)

Quarter Ended 2000
------------------
     Net sales                                       $    41,830     $    46,578    $    53,867    $      45,941
     Gross profit                                          9,347          11,627         17,392           10,898
     Operating income                                      3,835           5,715         10,641            4,531
     Income (loss) before income taxes                      (151)          1,735          7,102             (118)
     Net income (loss)                                      (130)          1,188          4,239             (213)

During the third quarter of 2000, the Company had a significant sale of gallium products to a single buyer that resulted in a 75% gross profit on the transaction. The revenue generated from this sale was $6.4 million.

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 19 - COMMITMENTS AND CONTINGENCIES

Group Health and Welfare Insurance: Effective December 31, 1999, the Company
----------------------------------
terminated its full indemnity group health and welfare insurance coverage with its insurance provider and established a partially self-funded health and welfare insurance plan. Specific stop loss insurance limits the plan's liability on individual claims and on aggregate claims. Per employee, the stop loss for the plan is $100 annually. The minimum and maximum aggregate amounts that the plan will pay are approximately $3,000 and $3,100, as of December 31, 2001 and $2,100 and $2,400 as of December 31, 2000 respectively. These amounts include premiums to be paid for catastrophic health coverage, other employee benefits insurance coverages, and fees paid to a third party administrator of the plan. The expense recorded under this plan was $2,984 and $1,915 for the years ended December 31, 2001 and 2000, respectively.

Contracts: Pursuant to the terms of a shareholder's agreement and employment
---------
agreements with certain individuals who are partners in GEO Chemicals, Ltd.
(GCL) and members of the key management of the Company, the Company has the right and, in certain cases, the obligation to repurchase specified percentages of the stock held by GCL in the event of termination of employment of these individuals. The redemption prices are based on the higher of fair value or original cost. The agreement also obligates the Company to maintain disability insurance and specified levels of life insurance coverage on these individuals to fund any such redemption. The current life insurance coverage for these management members is $2,600.

In conjunction with the purchase of the Gallium business from Rhodia Chimie, SA, the Company has assumed a long-term contract for the supply of aluminate liquor from a vendor on whose property the German gallium extraction plant is located.

Litigation: In the ordinary course of business, the Company is periodically
----------
named as a defendant in a variety of lawsuits. The Company believes that the ultimate liability, if any, resulting from such suits will not have a material adverse effect on its business financial condition or results of operations.

As of December 31, 2001, the Company is in dispute with one of its gallium suppliers. The dispute surrounds a 2,700-kilogram shipment of gallium that was to be received by the Company in September 2001. The contractual purchase price of this order is $1,250 per kilogram. During the second half of 2001, there was a sharp decline in the demand for gallium which drove the market price down. Since the current market price of gallium is significantly less than the contractual price, the Company is claiming economic hardship under the terms of the contact. The Company is attempting to renegotiate its terms with this supplier before they will take possession of the shipment. While it is not possible to predict or determine the outcome of this matter or to provide an estimate of any losses, if any, that may arise, the Company believes that this dispute will not have a material adverse effect on its consolidated financial position or liquidity, but could possibly be material to the consolidated results of income of any one period.

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2001, 2000, and 1999
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 19 - COMMITMENTS AND CONTINGENCIES (Continued)

Warrants: On March 25, 1997, the Company issued to GEO Specialties Enterprises,
---------
Inc. (whose successor-in-interest by merger is GEO Chemicals, Ltd.) warrants to purchase common shares of the Company. The warrants allow GEO Chemicals, Ltd. (the owners of which are members of the key management of the Company) to purchase, upon achievement by Charter Oak Partners (majority owner of the Company) of a certain rate of return on its investment in the Company's common shares, an amount equal to a maximum of 5% of the outstanding equity of the Company. The agreement underlying these warrants was amended and restated on July 31, 1998. These warrants expire on March 31, 2007.

--------------------------------------------------------------------------------

                 GEO Specialty Chemicals, Inc. and Subsidaries
                                  Schedule II
                       Valuation and Qualifying Accounts
           For the three years in the period ended December 31, 2001

                                                                                    Additions
                                       Balance at the                                                                 Balance at the
                                      beginning of the        Charged to            Charged to                          end of the
                Description                period         Costs and Expense       Other Accounts      Write offs          period
                -----------                ------         -----------------       --------------      ----------          ------
Allowance for doubtful accounts:

Year Ended December 31, 2001                      425                   389                24 (a)            282               556

Year Ended December 31, 2000                      249                   226                     -             50               425

Year Ended December 31, 1999                      336                   (67)                    -             20               249

Environmental Reserves:

Year Ended December 31, 2001                    1,913                     -                     -             49             1,864

Year Ended December 31, 2000                    1,982                     -                     -             69             1,913

Year Ended December 31, 1999                    2,052                     -                    40 (a)        110             1,982

(a) Amount represents reserves acquired through acquisitions, net of reserves disposed of through divestments.